Exhibit 2.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:16 AM 08/20/2019
FILED 09:16 AM 08/20/2019
SR 20196599974 - File Number 7376208

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ERC HOMEBUILDERS 2, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

ONE: That in a unanimous written consent of the Board of Directors of ERC Homebuilders 2, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting for the proposed amendment is as follows:

> **RESOLVED**, that the Certificate of Incorporation of this corporation be amended by changing Article VII by adding the last sentence to Article VII:
>
> > "Notwithstanding the foregoing, this Article VII shall not apply to actions arising under Federal securities laws or to the extent that its application would violate any Federal law."

TWO: That holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted acting by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, resolutions were adopted approving the amendments set forth herein.

THREE: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 17th day of August, 2019.

Signed: ______________________________
Printed Name: Gerald Ellenburg
Title: Chief Executive Officer